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                                                                 Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm


Board of Directors of Manchester Technologies, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Manchester Technologies, Inc. of our report dated October 13, 2004, relating to the consolidated balance sheets of Manchester Technologies, Inc. and subsidiaries as of July 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended July 31, 2004 and the related financial statement schedule, which report appears in the July 31, 2004 annual report on Form 10-K of Manchester Technologies, Inc. and is incorporated by reference herein.

                                                         /s/    KPMG LLP


Melville, New York
January 10, 2005